Exhibit 99.1

Leslie’s, Inc. Appoints Lorna Nagler to Board of Directors

PHOENIX, AZ –June 20, 2024 – Leslie's, Inc. ("Leslie's" or the “Company”; NASDAQ: LESL), the largest and most trusted direct-to-consumer brand in the U.S. pool and spa care industry, announced that it has increased the size of the Board of Directors from seven to eight members and elected Lorna Nagler to its Board of Directors, effective June 19, 2024. Ms. Nagler has joined as a Class II Director and has been appointed to the Nominating and Corporate Governance Committee and Compensation Committee of the Board of Directors.

“On behalf of Leslie’s, we are thrilled to welcome Lorna to the Board of Directors. Her breadth and depth of experience, leadership, and strategic insights will be invaluable as we continue to drive long-term growth and deliver value to our stakeholders. We are excited for Lorna to engage with our Board and our management team,” said John Strain, Leslie’s Chairman of the Board.

Ms. Nagler said, “I am thrilled to be joining the Leslie’s Board and look forward to bringing my years of experience to help drive profitable growth and advance the Company’s strategic initiatives.”

Ms. Nagler will contribute nearly 40 years of retail expertise, including first-hand experience leading a wide variety of retail companies. Ms. Nagler has been a member of the board of directors of Ulta Beauty, Inc. (Nasdaq: ULTA) since 2009, and has served as the chair of the board of directors since June 2022. Ms. Nagler has served as a member of the board of directors of Hibbett Sports since June 2019 and is the chair of its compensation committee. In July 2020, she was appointed to the Wisconsin Foundation and Alumni Association Board as a member of their audit committee. She has also held numerous leadership positions within the retail industry, including at Bealls Department Stores, Christopher & Banks Corporation, Lane Bryant, Catherines Stores, and Kmart Corporation.

About Leslie's

Founded in 1963, Leslie's is the largest and most trusted direct-to-consumer brand in the U.S. pool and spa care industry. The Company serves the aftermarket needs of residential and professional consumers with an extensive and largely exclusive assortment of essential pool and spa care products. The Company operates an integrated ecosystem of more than 1,000 physical locations and a robust digital platform, enabling consumers to engage with Leslie's whenever, wherever, and however they prefer to shop. Its dedicated team of associates, pool and spa care experts, and experienced service technicians are passionate about empowering Leslie's consumers with the knowledge, products, and solutions necessary to confidently maintain and enjoy their pools and spas.

For more information about Leslie's, visit lesliespool.com or follow and engage with us: @lesliespoolcare on Instagram, Leslie's on Facebook, and @lesliespoolcare on X (formerly Twitter).

Contact

Investors

Matthew Skelly

Vice President, Investor Relations

Leslie’s, Inc.

investorrelations@lesl.com